Exhibit 10.16
GUARANTY
     The undersigned hereby unconditionally guarantees the due and punctual payment by First Solar, LLC (“First Solar”) of any amounts that become payable to George A. (“Chip”) Hambro (hereinafter “Employee”) pursuant to Section 1.5(a), and only such Section, of the Employment Agreement between First Solar and Employee dated as of May 30, 2001 (as amended by the First Amendment to Employment Agreement (the “Amendment”) to which this Guaranty is attached, the “Employment Agreement”), subject to the following limitations. The undersigned’s obligation to pay any amounts to Employee pursuant to this Guaranty shall arise only if and to the extent that any such amounts become payable and are not first satisfied by First Solar. The undersigned’s obligation to pay any amounts to Employee pursuant to this Guaranty shall apply only to claims for payment upon the undersigned which arise and are asserted by December 31, 2007. The Guaranty shall expire with respect to claims arising or asserted after December 31, 2007, regardless of whether Section 5(a) remains in effect with respect to First Solar after that date.
     In addition, upon a Change of Control that occurs after December 31, 2005, the undersigned may assign its obligations under this Guaranty to the acquiror of or successor to the ownership interest of the undersigned in First Solar (or successor that owns, in whole or in part, any successor entity to First Solar in the case of a merger, asset sale or similar transaction, or new investor in the case of a sale of First Solar securities directly from First Solar to such new investor) on terms substantially similar to this Guaranty. Upon such assignment and assumption, the obligations of the undersigned under this Guaranty will completely and automatically expire and terminate. A “Change of Control” shall mean the consummation of any transaction or series of transactions (whether structured as a sale of membership units or capital stock of or by First Solar, merger, consolidation, reorganization, recapitalization, asset sale or otherwise) directly or indirectly resulting in the undersigned, John T. Walton or any entity Controlled by John T. Walton collectively owning less than 51% of the equity securities of First Solar (or less than 51% of the equity securities of any successor entity to First Solar in the case of a merger, asset sale or similar transaction) entitled to vote generally in the (a) election of Managers of First Solar or its successor, (b) direct management of First Solar or its successor (if First Solar or its successor becomes or is a member-managed limited liability company), or (c) election of directors (if First Solar or its successor becomes or is a corporation). “Controlled” shall mean possession of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     During the term of this Guaranty the undersigned will maintain cash on hand (or commitments for such cash) as necessary to satisfy its obligations arising under this Guaranty. Through December 31, 2007, $300,000 of such cash will be held in a certificate of deposit issued by a state or federally chartered banking or saving institution.
     This Guaranty is effective as of the effective date of the Amendment and shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to choice or conflict of laws principles.

TRUE NORTH PARTNERS, L.L.C.

By:	TRUE NORTH MANAGEMENT COMPANY, its Manager

By:	/s/ Michael J. Ahearn

Name Printed:	Michael J. Ahearn

Title:	President